Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776

FISHER COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 PROFIT

SEATTLE—(BUSINESS WIRE)—February 14, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the fourth quarter and annual periods ended December 31, 2004.

Fisher Communications reported net income of $4.5 million in the fourth quarter of 2004, compared to a loss from continuing operations of $6.0 million in the fourth quarter of the prior year. The significant improvement from the prior period was primarily the result of strong candidate and advocacy advertising leading up to the November 2004 elections. Including income from 2003 asset sales classified within discontinued operations, the Company reported net income of $19.8 million in the fourth quarter of 2003.

Loss from continuing operations for the year ended December 31, 2004 was $11.8 million, compared to a loss from continuing operations of $14.8 million in 2003. Net loss for the year ended December 31, 2004 was $12.0 million. Including income from 2003 asset sales classified within discontinued operations, the Company reported net income of $8.2 million in the year ended December 31, 2003.

The Company’s operating results include gains and losses from derivative instruments related directly to prior corporate borrowing agreements that were refinanced in the second half of 2004 through a $150 million placement of senior notes. As a result of the refinancing, Fisher Communications’ debt structure was significantly simplified, debt that was nearing maturity was extended to 2014, and the Company no longer has any derivative instruments outstanding. The derivative instruments had a significant impact on the Company’s operating results. The Company recognized a gain of $0.6 million on derivative instruments in the fourth quarter of 2004, compared to a loss of $7.4 million in the fourth quarter of 2003. For the year ended December 31, 2004, the Company recognized a loss of $12.7 million on derivative instruments, compared to a loss on derivative instruments of $6.9 million in 2003.

Fisher Communication’s revenue in the fourth quarter of 2004 increased 22.6% to $42.3 million, compared to $34.5 million in the fourth quarter of 2003. Revenue for the year ended December 31, 2004 increased 11.2% to $153.9 million, compared to $138.4 million in 2003. The increases in revenue in the 2004 periods were primarily due to strong political advertising and generally improved local advertising, offset by somewhat weaker national television advertising.

“Of course, we are pleased by our strong fourth quarter 2004 results and recognize the efforts of Fisher Communications personnel who create quality local programming and effectively sell results to our advertisers,” stated Ben Tucker, Acting President and CEO of Fisher Communications. “We are focused on delivering consistent and improved results at all of our Northwest-based television and radio operations.”

Revenues increased in the three and twelve-month periods ended December 31, 2004, as compared to the same periods in 2003; however, total operating expenses decreased in the 2004 periods. These overall decreases in operating expenses were due primarily to certain non-recurring general and administrative expenses incurred in 2003, including retention and pension termination expenses, as well as continued tight controls over expenditures in 2004. These overall declines in general and administrative expenses in the three and twelve-month 2004 periods, as compared to the same periods in 2003, were offset in part by increased expenditures for the Company’s compliance with the internal control documentation and testing provisions relating to the Sarbanes-Oxley Act of 2002.

Total revenues include the operations of Fisher Plaza, a communications center located near downtown Seattle that houses the Company’s Seattle radio and television broadcasting operations and its corporate headquarters. Occupancy commitments at Fisher Plaza reached 89% as of December 31, 2004, compared to 70% at December 31, 2003.

For further information about Fisher Communications, visit the corporate website at www.fsci.com.

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Fisher Communications, Inc. is a Seattle-based integrated media company. Its 9 network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve months ended December 31		Three months ended December 31
(in thousands, except per-share amounts) Unaudited	2004	2003	2004	2003
Revenue	$153,866	$138,387	$42,349	$34,529
Costs and expenses
Cost of services sold	69,123	69,183	15,674	15,075
Selling expenses	27,626	25,259	6,769	6,177
General and administrative expenses	34,682	39,829	8,589	9,163
Depreciation and amortization	16,017	16,180	3,762	4,393

	147,448	150,451	34,794	34,808

Income (loss) from operations	6,418	(12,064)	7,555	(279)
Net gain (loss) on derivative instruments	(12,656)	(6,911)	589	(7,371)
Loss from extinguishment of long-term debt	(5,034)	(2,204)	—	(2,204)
Other income, net	3,421	6,427	1,174	681
Interest expense, net	(11,776)	(13,081)	(3,455)	(4,058)

Income (loss) from continuing operations before income taxes	(19,627)	(27,833)	5,863	(13,231)
Provision (benefit) for federal and state income taxes	(7,806)	(13,029)	1,315	(7,200)

Income (loss) from continuing operations	(11,821)	(14,804)	4,548	(6,031)
Income (loss) from discontinued operations, net of income taxes	(132)	23,032	—	25,790

Net income (loss)	$(11,953)	$8,228	$4,548	$19,759

Income (loss) per share:
From continuing operations	$(1.37)	$(1.72)	$0.53	$(0.70)
From discontinued operations	(0.02)	2.68	—	3.00

Net income (loss) per share	$(1.39)	$0.96	$0.53	$2.30

Weighted average shares outstanding	8,617	8,599	8,619	8,597

Income (loss) per share assuming dilution:
From continuing operations	$(1.37)	$(1.72)	$0.53	$(0.70)
From discontinued operations	(0.02)	2.68	—	3.00

Net income (loss) per share	$(1.39)	$0.96	$0.53	$2.30

Weighted average shares outstanding assuming dilution	8,617	8,599	8,634	8,597

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) Unaudited	December 31 2004	December 31 2003
Assets
Current assets	$60,601	$53,525
Marketable securities, at market value	157,102	116,882
Other assets	67,876	66,435
Property, plant and equipment, net	150,293	159,843

Total assets	$435,872	$396,685

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$53	$1,526
Other current liabilities	27,367	28,780
Long-term debt, net of current maturities	150,000	127,331
Deferred income taxes	36,133	25,980
Other liabilities	19,866	25,264

Total liabilities	233,419	208,881

Stockholders’ equity, other than accumulated other comprehensive income	103,261	114,715
Accumulated other comprehensive income, net of income taxes	99,192	73,089

Total stockholders’ equity	202,453	187,804

Total liabilities and stockholders’ equity	$435,872	$396,685